EXHIBIT 99.1

Agenus Expands QS-21 License and Grants Right of First Negotiation to GlaxoSmithKline

  Agenus to Receive $9 Million Upfront
  Agenus to Host a Conference Call at 11 am ET Today

LEXINGTON, Mass., March 5, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) announced today that GlaxoSmithKline (GSK) and Agenus have amended the QS-21 license and manufacturing agreement to include additional rights for the use of Agenus' proprietary QS-21 Stimulon®* adjuvant in GSK Biologicals' adjuvant systems. In addition, Agenus has agreed to grant the vaccines company the first right to negotiate for the purchase of Agenus or certain of its assets. The first right to negotiate will expire after five years.

Under the terms of the agreement, GSK will pay Agenus a non-refundable payment of $9 million, of which $2.5 million is creditable against future manufacturing technology transfer royalty payments. The agreement also includes royalty payments for an undisclosed indication upon commercialization of a vaccine product.

"Today's announcement further validates QS-21 as a key adjuvant while expanding its potential use in another important indication," stated Garo Armen, Ph.D., chairman and CEO of Agenus. "With over a dozen clinical programs in development containing our adjuvant, we are pleased to be able to contribute to the future development of a broad range of vaccines."

Saponin Platform: QS-21 Stimulon®Adjuvant

QS-21 Stimulon® adjuvant is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of investigational prophylactic and therapeutic vaccines. Licensees of QS-21 include GSK, Janssen Alzheimer Immunotherapy, and Integrated Biotherapeutics. Agenus is generally entitled to receive milestone payments as QS-21-containing programs advance as well as royalties on sales of products.

Data from Phase 3 pivotal trials of four GSK vaccine candidates, which include MAGE-A3 Cancer immunotherapeutic (CI) for selected patients with non-small cell lung cancer, and melanoma, RTS,S for malaria, and Herpes Zoster for shingles, are anticipated to be released over the next year or so.

Between Agenus and its partners, 18 programs are in clinical development, including many programs that contain QS-21 Stimulon adjuvant. QS-21 is being studied in clinical trials for 15 vaccine programs. They include:

  Phase 3: GSK's RTS,S for malaria**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected melanoma**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected non-small cell lung cancer**
  Phase 3: GSK's Herpes Zoster for shingles**
  Phase 2: Janssen's*** ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2-Ready: HerpV (contains QS-21) for genital herpes

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 54303509. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on September 5, 2012. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 54303509. The replay will also be available on the company's website approximately two hours after the live call.

Forward-Looking Statement

This release contains forward-looking statements, including statements regarding development activities of the company's licensees; and potential financial benefits to the Company arising from such programs. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; the possibility that the first right to negotiate granted to GSK might adversely affect our ability to effect a change of control transaction, and the factors described under the Risk Factors sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for the period ended September 30, 2011 and Annual Report on Form 10K filed with the SEC for the period ended December 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.
**QS-21 is a component of certain GSK adjuvant systems.
***Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

CONTACT: Media and Investor Contact:
         Jonae R. Barnes
         Vice President
         Investor Relations and Corporate Communications
         jonae.barnes@agenusbio.com
         617-818-2985